Exhibit 99.1

TECNOGLASS reports first QUARTER 2016 RESULTS

- Reports Net Income of $13.1 Million Representing Earnings of $0.45 per Share -

- Adjusted EBITDA Grows to $15.3 Million Excluding the Impact of Foreign Currency -

- Backlog Expands 20% Year-over-Year to $385.0 Million, Up 3% from December 2015 -

- Reiterates Full Year 2016 Outlook -

First Quarter 2016 Highlights as Compared to First Quarter 2015

•	Total revenues increased 16.8% to $60.8 million; up 28.3% on a constant currency basis

•	Adjusted EBITDA grew 43.2% to $15.3 million, which excludes the impact of foreign currency exchange

•	Gross margin improves 220 basis points to 38.0%

•	Company entered into a new $109.5 million credit facility, which extended the maturity on facilities by seven years, lowered borrowing costs and provided proceeds used to refinance $83.5 million of existing debt, with the remaining $26.0 million available for general corporate purposes

BARRANQUILLA, Colombia – May 10, 2016 - Tecnoglass, Inc. (NASDAQ: TGLS) ("Tecnoglass" or the "Company"), a leading manufacturer of architectural glass, windows, and associated aluminum products for the global commercial and residential construction industries, today reported financial results for the first quarter ended March 31, 2016.

José M. Daes, Chief Executive Officer of Tecnoglass, commented, "We entered 2016 with a strong pace of activity resulting in total revenue growth of 28.3% on a constant currency basis. We experienced strong progress across all of our key markets, especially in our Latin American regions. In the US, we grew our market share with revenues up 15.8% year-over-year, building on positive momentum in new and existing project activity throughout our US markets. Bidding activity remained strong with another quarter of record backlog of US$385 million providing us with strong visibility on our multi-year project pipeline. Excluding the impact of foreign exchange gains and losses, Adjusted EBITDA increased 43.2% to $15.3 million which provides a good start to achieving our reiterated outlook for Adjusted EBITDA of $85 million in full year 2016.”

Christian Daes, Chief Operating Officer of Tecnoglass, said, “At the end of the first quarter 2016, we successfully scaled up production at our new soft coat low-E glass manufacturing line to meet all of our internal soft coat production needs. Since our inception, vertical integration has been a very important component of our global competitive advantage. This internal sourcing of soft coat is now able to generate incremental savings which we expect to continue as we move forward in 2016. We are also firmly committed to generating an additional $200 to $250M of annual external sales as we ramp up excess soft coat capacity over the next several years. In regards to new products, our recently introduced ProBend™ product line continues to experience strong demand. During the first half of 2016, we are on track to introduce our TecnoAir product line using a new technology to produce the thinnest safety architectural glass in the world. Beyond these products we have a healthy R&D pipeline to build on our strong culture of innovation and further strengthen our market leading positions.”

First Quarter 2016 Results

Total revenues for the first quarter 2016 increased 16.8% to $60.8 million from $52.0 million in the prior year quarter. Total revenues increased 28.3% on a constant currency basis, excluding a $6.0 million impact from unfavorable foreign currency in Peso denominated sales in the first quarter 2016. US revenues rose 15.8% to $36.7 million compared to the prior year quarter. Colombia revenues, a majority of which are represented by long-term contracts priced in Colombian Pesos (COP), increased 43.3% in terms of local currency in the first quarter 2016. Unfavorable foreign currency resulted in reported Colombia revenues up 8.9% to $18.9 million compared to the prior year quarter.

Gross profit improved to $23.1 million, or a gross margin of 38.0%, from $18.6 million, or a gross margin of 35.8%, in the prior year quarter, due primarily to lower raw material costs. Operating expenses were $11.7 million compared $10.6 million in the prior year quarter. As a percent of total revenue, operating expenses improved to 19.3% compared to 20.4% in the prior year quarter, mainly due to higher revenues which more than offset a slight increase in general and administrative expenses. Beginning in the fourth quarter of 2015, the calculation of cost of goods sold and operating expenses were revised to reallocate the portion of shipping costs, formerly included in cost of goods sold to operating expenses. There is no impact to operating income in any period given the neutral impact of commensurate increases in gross profit and operating expenses, as shown in the table below.

Operating income rose to $15.2 million compared to $10.0 million in the prior year quarter. Operating income includes a non-cash gain on the fair value of earn-out shares of $3.7 million in the first quarter 2016 and a gain of $2.0 million in the prior year quarter.

Adjusted EBITDA increased 43% to $15.3 million helped by higher revenues on the Company’s low-cost, efficient operations. In the first quarter 2016 (and going forward), the Company updated its definition of Adjusted EBITDA to neutralize the impact of foreign exchange gains and losses related to the effect on foreign exchange rates on monetary balance sheet accounts, which should provide an added focus into the Company´s core operating results. This revised Adjusted EBITDA presentation is also consistent with the Company’s outlook for full year 2016 Adjusted EBITDA, which already excluded any potential impact from foreign exchange as reconciled in the table below.

Net income was $13.1 million, or $0.45 per diluted share, compared to $11.9 million, or $0.42 per diluted share in the prior year quarter. Net income in both periods includes the non-cash impact associated with the change in the fair market values of the exchanged and remaining warrants and of the earn-out shares during the period. The respective fair values of the warrants and earn-out shares change in response to market factors not directly controlled by the Company such as the market price of the Company’s shares and the volatility index of comparable companies.

Adjusted net income, excluding the impact of warrants and earn-out shares, was $3.5 million, or $0.12 per diluted share, compared to $4.8 million, or $0.17 per diluted share, in the prior year quarter. This difference in adjusted net income was primarily due to higher gross profit and a lower tax rate which was more than offset by a $1.3 million foreign currency loss in the first quarter 2016 compared to a $3.5 million foreign currency gain in the prior year quarter.

Full Year 2016 Outlook

Based on, among other factors, the Company’s financial performance during 2015, current market conditions, product demand, improving operating efficiencies, and backlog, Tecnoglass reiterates its full year 2016 outlook for total revenues to grow approximately 20% and Adjusted EBITDA to increase to $85 million.

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Annual Report on Form 10-K

As previously disclosed in the Company's Current Report on Form 8-K dated April 19, 2016, in preparing the Company's its Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (the "2015 10-K") with the Securities and Exchange Commission, the Company and its Audit Committee of the Board of Directors, after discussion with PricewaterhouseCoopers Ltda., the Company's independent registered public accounting firm ("PWC"), identified certain non-cash items to be amended in the Company's previously-filed SEC reports. These non-cash items are not expected to have any material impact on the Company's Cash Flow from Operating Activities.

The Company continues to work closely with PWC and its predecessor auditor Marcum LLP in order to promptly address the accounting methodology for these certain non-cash items in order to file its 2015 10-K. The Company intends to file its 2015 10-K as soon as possible following completion of its review. Upon filing of the 2015 10-K, the Company intends to file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2016. Additional information with respect to the 2015 10-K is available in the Company’s prior filings with the Securities and Exchange Commission.

José M. Daes concluded, “We continue to work closely together with our Board, along with our current and predecessor independent registered public accounting firms, to file our 2015 10-K as soon as possible. This review of certain non-cash accounting items has had no material impact on our capital resources or core operations, as evidenced by continued expansion of our backlog. Furthermore, the first quarter 2016 results already incorporate the aforementioned accounting revisions which we expect to incorporate into all of our past and future filings. That said, we are actively strengthening our financial infrastructure and SEC reporting acumen to improve our overall operations and generate additional value for shareholders as a U.S. listed publicly traded company.”

Conference Call

Management will host a conference call on Tuesday, May 10, 2016 at 1:00 p.m. eastern time (12:00 p.m. Bogota, Colombia time) to review the Company’s results. The conference call will be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the call and view the slides, please visit the Investor Relations section of Tecnoglass' website at www.tecnoglass.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. To participate by telephone, please dial:

•	(877) 705-6003 (Domestic)
•	(201) 493-6725 (International)

If you are unable to listen live, a replay of the conference call will be archived on the website. You may also access the conference call playback by dialing (877) 870-5176 (Domestic) or (858) 384-5517 (International) and entering pass code: 13636273 through August 10, 2016.

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About Tecnoglass

Tecnoglass Inc. is a leading manufacturer of architectural glass, windows, and associated aluminum products for the global commercial and residential construction industries. Tecnoglass is the #1 architectural glass transformation company in Latin America and the second largest glass fabricator serving the United States. Headquartered in Barranquilla, Colombia, the Company operates out of a 2.3 million square foot vertically-integrated, state-of-the-art manufacturing complex that provides easy access to the Americas, the Caribbean, and the Pacific. Tecnoglass supplies more than 800 customers in North, Central and South America, with the United States accounting for approximately 60% of revenues in 2015. Tecnoglass' tailored, high-end products are found on some of the world’s most distinctive properties, including the El Dorado Airport (Bogota), Imbanaco Medical Center (Cali), Trump Plaza (Panama), Trump Tower (Miami), and The Woodlands (Houston). For more information, please visit www.tecnoglass.com or view our corporate video at https://vimeo.com/134429998.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’ filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Additionally, Tecnoglass' financial information for 2015 remains subject to completion of the Company’s audit and other financial and accounting procedures as detailed in the Company’s reports with the Securities and Exchange Commission. These results may differ from the actual results that the Company reports following completion of such procedures. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events and changes in assumptions or otherwise, except as required by law.

Investor Relations:

Santiago Giraldo

Deputy CFO

305-503-9062

investorrelations@tecnoglass.com

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PART I - FINANCIAL INFORMATION

Item 1. Financial Statements.

Tecnoglass Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	March	December
	31, 2016	31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$18,194	$18,496
Trade accounts receivable, net	64,999	53,001
Due from related parties	32,080	25,572
Inventories, net	55,341	46,011
Investments	26,697	1,470
Other current assets	27,190	20,814
Total current assets	$224,501	$165,364

Long term assets:
Property, plant and equipment, net	$145,738	$135,974
Long term receivables from related parties	4,076	5,037
Other long term assets	9,941	10,310
Total long term assets	159,755	151,321
Total assets	$384,256	$316,685

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$41,919	$39,142
Due to related parties	1,594	1,283
Current portion of customer advances on uncompleted contracts	12,578	11,841
Short-term debt and current portion of long term debt	60,365	16,921
Note payable to shareholder	79	79
Earnout Share Liability	12,650	13,740
Warrant liability	25,080	31,213
Other current liabilities	27,667	22,724
Total current liabilities	$181,932	$136,943

Long term liabilities:
Earnout Share Liability	$17,800	$20,414
Customer advances on uncompleted contracts	8,931	4,404
Long term debt	126,494	121,493
Total Long Term Liabilities	153,225	146,311
Total liabilities	$335,157	$283,254
COMMITMENTS AND CONTINGENCIES

Shareholders' equity
Preferred shares, $0.0001 par value, 1,000,000 shares authorized, 0 shares issued and outstanding at March 31, 2016	$-	$-
Ordinary shares, $0.0001 par value, 100,000,000 shares authorized, 24,801,132 and 24,801,132 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	3	3
Legal Reserves	1,367	1,367
Additional paid-in capital	47,420	45,584
Retained earnings	30,825	17,690
Accumulated other comprehensive income	(30,516)	(31,213)
Total shareholders’ equity	49,099	33,431
Total liabilities and shareholders’ equity	$384,256	$316,685

The Accompanying Notes are an Integral Part of these Condensed Consolidated Financial Statements.

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Tecnoglass Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive (Loss) Income

(unaudited)

(In thousands, except share and per share amounts)

	Three months ended March 31,
	2016	2015

Operating Revenues:
External customers	$45,142	$38,100
Related parties	14,640	13,943
Total operating revenues	60,782	52,043
Cost of sales	37,710	33,433
Gross profit	23,072	18,610

Operating expenses	11,603	10,608
Loss (Gain) on change in fair value of Earnout Shares	(3,704)	(1,981)

Operating income	15,173	9,983

Gain (loss) on change in fair value of warrant liability	5,911	5,078
Non-operating (loss)/income, net	(676)	3,725
Interest expense	(3,124)	(2,152)

Income (Loss) before taxes	17,284	16,634

Income tax provision	4,149	4,772

Net income (loss)	$13,135	$11,862

Comprehensive income:

Net income (loss)	13,135	11,862
Foreign currency translation adjustments	697	(5,167)

Total comprehensive income (loss)	$13,982	$6,695

Basic income (loss) per share	$0.49	$0.48

Diluted income (loss) per share	$0.45	$0.42

Basic weighted average common shares outstanding	26,907,391	24,801,132

Diluted weighted average common shares outstanding	29,328,407	28,114,251

The Accompanying Notes are an Integral Part of these Condensed Consolidated Financial Statements.

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Tecnoglass Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

(Unaudited)

	Three Months Ended March 31,
	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$13,135	$11,862
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Provision for bad debts	-	-
Depreciation and amortization	3,261	2,501
Loss on disposition of assets	-	(9)
Change in fair value of derivative liability	(10)	(18)
Change in fair value of investments	(21)
Change in fair value of warrant liability	(5,911)	(5,078)
Change in fair value of earnout share liability	(3,704)	(1,981)
Deferred income taxes	893	(157)
Changes in operating assets and liabilities:
Trade accounts receivable	(9,089)	(5,099)
Inventories	(6,877)	(4,928)
Prepaid expenses and other current assets	181	153
Other assets	(6,653)	(3,325)
Trade accounts payable	1,017	4,398
Customer advances on uncompleted contracts	4,261	5,954
Related parties	(3,700)	(4,397)
Other current liabilities	3,072	5,463
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(10,145)	5,339

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of investments	234	255
Purchase of investments	(23,621)	(403)
Acquisition of property and equipment	318	(4,769)
CASH USED IN INVESTING ACTIVITIES	(23,069)	(4,917)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	124,252	22,255
Proceeds from the sale of common stock		-
Repayments of debt	(91,649)	(21,767)
CASH PROVIDED BY FINANCING ACTIVITIES	32,603	488

Effect of exchange rate changes on cash and cash equivalents	309	292

NET INCREASE IN CASH	(302)	1,202

Cash - Beginning of period	18,496	15,930
Cash - End of period	$18,194	$17,132

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$2,203	$1,385
Taxes	$2,930	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Assets acquired under capital lease and debt	$7,216	$9,100

The Accompanying Notes are an Integral Part of these Condensed Consolidated Financial Statements.

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Revenues by Region

(In thousands)

(unaudited)

	Three months ended March 31,
	2016	2015	% Change
Revenues by Region
United States	$36,695	$31,678	15.8%
Colombia	18,928	17,382	8.9%
Other Countries	5,159	2,983	72.9%
Total Revenues by Region	$60,782	$52,043	16.8%

Reclassification of Shipping Costs in Cost of Sales, Operating Expenses and Operating Income

(In thousands)

(unaudited)

	Three months ended,
	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015	March 31, 2016

Cost of sales prior to shipping reclassification	$34,861	$39,055	$41,166	$43,454	$37,710
Shipping costs formerly allocated to cost of sales	(1,428)	(1,876)	(1,980)	-	-
Cost of sales, as reported	$33,433	$37,179	$39,186	$43,454	$37,710

	Three months ended,
	March 31, 2015	June 31, 2015	September 30, 2015	December 31, 2015	March 31, 2016

Operating expenses prior to shipping reclassification	$9,180	$9,690	$10,910	$9,315	$11,603
Shipping costs formerly allocated to cost of sales	1,428	1,876	1,980	-	-
Operating expenses, as reported	$10,608	$11,566	$12,890	$9,315	$11,603

	Three months ended,
	March 31, 2015	June 31, 2015	September 30, 2015	December 31, 2015	March 31, 2016

Shipping cost impact to cost of sales	$(1,428)	$(1,876)	$(1,980)	-	-
Shipping cost impact to operating expenses	1,428	1,876	1,980	-	-
Net change to operating income, as reported	-	-	-	-	-

Reconciliation of Non-GAAP Performance Measures to GAAP Performance Measures

The Company believes that Total Revenues with Foreign Currency Held Neutral non-GAAP performance measures, which management uses in managing and evaluating the Company's business, may provide users of the Company's financial information with additional meaningful bases for comparing the Company's current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company's reported results under accounting principles generally accepted in the United States.

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	Three months ended March 31,
	2016	2015	% Change

Total Revenues with Foreign Currency Held Neutral	$66,762	$52,043	28.3%
Impact of changes in foreign currency	(5,980)	-	(11.5%)
Total Revenues, As Reported	$60,782	$52,043	16.8%

Currency impacts on total revenues have been derived by translating current period revenues at the quarter-to-date 2016 average foreign currency rates for the period ending March 31, 2015, as applicable.

Reconciliation of Adjusted EBITDA, Adjusted EBIT and Adjusted Net Income to Net Income

Adjusted EBITDA, Adjusted EBIT and Adjusted Net Income are not measures of financial performance under generally accepted accounting principles (“GAAP”). Management believes Adjusted EBITDA, Adjusted EBIT and Adjusted Net Income, in addition to operating profit, net income and other GAAP measures, is useful to investors to evaluate the Company’s results because it excludes certain items that are not directly related to the Company’s core operating performance. Investors should recognize that Adjusted EBITDA, Adjusted EBIT and Adjusted Net Income might not be comparable to similarly-titled measures of other companies. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.

A reconciliation of Adjusted EBITDA, Adjusted EBIT and Adjusted Net Income to the most directly comparable GAAP measure in accordance with SEC Regulation G follows, with amounts in thousands:

	Three months ended					Full Year
	March 31, 2015	June 31, 2015	September 30, 2015	December 31, 2015	March 31, 2016	2016(E)

Adjusted EBITDA	$10,689	$13,641	$16,509	$14,630	$15,311	$85,000
Depreciation	2,503	2,745	3,085	3,536	3,261	17,000
Adjusted EBIT	$8,186	$10,896	$13,424	$11,094	$12,050	$68,000
Interest Expense	2,152	2,050	2,307	2,765	3,124	10,800
FX Transaction (Gain)/ Loss	(3,542)	171	(8,136)	1,450	1,257	-
Tax Provision	4,772	3,631	8,524	3,987	4,149	23,500
Adjusted Net Income	$4,804	$5,044	$10,729	$2,892	$3,520	$33,700
Earn out Share	(1,981)	9,653	2,519	667	(3,704)	-
Warrant Liability	(5,078)	16,391	10,148	3,439	(5,911)	-
Net (Loss) Income	$11,863	$(21,000)	$(1,938)	$(1,214)	$13,135	$33,700

Diluted Adjusted Income (Loss) Per Phare	$0.17	$0.18	$0.43	$0.10	$0.12
Earn out Share	(0.07)	0.35	0.10	0.02	(0.13)
Warrant Liability	(0.18)	0.59	0.40	0.12	(0.20)
Diluted Income (Loss) Per Share	$0.42	$(0.76)	$(0.08)	$(0.04)	$0.45

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